EXHIBIT 99.1



   VASCO Provides Second Quarter Update - Expects Operating Income in Q2 2003 Revenues Increase in Q2, and Maintained Strong Cash Position and Order Backlog

OAKBROOK TERRACE, Illinois and BRUSSELS, Belgium - July 8, 2003 - VASCO (Nasdaq
SC: VDSI; www.vasco.com), a global provider of enterprise-wide security products that support e-business and e-commerce, today announced that revenues for the second quarter of 2003 are expected to be in the range of $6.3 million to $6.5 million, compared with $5.6 million for the first quarter of 2003 and $4.2 million for the second quarter of 2002. Revenues for the quarter reflect the strong backlog position entering the quarter and the continued strong order flow during the second quarter of 2003. Revenue for the first six months ended June 30, 2003 are expected to be in the range of $11.9 to $12.1 million, compared with $10.2 million for the six months ended June 30, 2002. VASCO expects to report operating income for the second quarter of 2003 and the six months ended June 30, 2003.

The Company indicated that its backlog at June 30, 2003, for firm orders to be delivered in the third quarter of 2003, was approximately $5.0 million, which was comparable to the backlog of orders on hand at the beginning of the second quarter for delivery in the second quarter of 2003.

The Company also indicated that it expects its cash position at June 30, 2003 to be comparable to the $3.9 million reported at March 31, 2003 and that all of its credit facilities remained in place, including an unused line of credit for up to 2 million Euros.

"We are pleased with the results of our second quarter. As noted in the first quarter, we are committed to managing our business in a controlled, profitable manner, while fully participating in the strong growth of the IT security sector. The results of the second quarter will show substantial revenue growth over prior comparable periods as well as a second consecutive quarter of operating profit" stated Jan Valcke, President and COO.

"Jan and his team are doing an excellent job of executing the business plan we established at the beginning of the year." stated T. Kendall Hunt, Chairman and CEO. "Not only has the VASCO team delivered strong results for the first half of 2003, but it has also positioned the Company well to have a good third quarter as evidenced by the strong order backlog. While the third quarter is traditionally weaker than other quarters, given the European holidays, we are delighted that we will be entering the quarter with a backlog of firm orders for shipment in the quarter of $5 million."

VASCO indicated that it expects to release final results for the second quarter 2003 during the week beginning July 21st 2003. The Company will schedule a conference call to discuss the results and answer related questions at that time.

About VASCO: VASCO designs, develops, markets and supports patented "Identity Authentication" products for e-business and e-commerce. VASCO's Identity Authentication software is delivered via its Digipass security products, small "calculator" hardware devices carried by an end user, or in a software format on mobile phones, other portable devices, and PCs. For user access control, VASCO's VACMAN products guarantee that only designated Digipass users get access to the application. VASCO's target markets are the applications and their several hundred million users that utilize fixed passwords as security. VASCO's time-based system generates a "one-time" password that changes with every use, and is virtually impossible to hack, or break. With 10 million Digipass products sold and ordered, VASCO has established itself as a world-leader for strong Identity Authentication with 200 international financial institutions, approximately 1000 blue-chip corporations, and governments representing more than 50 countries.

Forward Looking Statements
Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

More information is available at www.vasco.com.

For more information contact:
Media: Jochem Binst: +32 2 456 9810, jbinst@vasco.com
Investor Relations: Tony Schor, President, Investor Awareness, Inc.:
847-945-2222, tonyschor@investorawareness.com